                                               FILING PURSUANT TO RULE 424(B)(2)
                                            REGISTRATION STATEMENT NO. 333-38664

                           PROSPECTUS SUPPLEMENT NO. 3

                       (TO PROSPECTUS DATED JUNE 23, 2000)

                                 176,173 SHARES

                           ARIAD PHARMACEUTICALS, INC.

                                  COMMON STOCK

                                 ---------------

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                              PLAN OF DISTRIBUTION

     We are offering 176,173 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $12.109307 per share. We will not pay any other compensation in conjunction with the sale of our common stock.

     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     -    in the over-the-counter market; or

     -    in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     The transactions in the shares may be effected by one or more of the following methods:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

     - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     Acqua Wellington is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sale of the shares purchased from us described in this prospectus supplement. Broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     During the time Acqua Wellington is engaged in distributing shares covered by this prospectus, Acqua Wellington will comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act of 1934. Under those rules and regulations, they:

     - may not engage in any stabilization activity in connection with our securities;

     - must furnish each broker which offers shares of common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

     - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     In connection with Acqua Wellington's purchase and potential resale of the shares covered by this prospectus supplement, we have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

                                 USE OF PROCEEDS

     We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 13.

                         WHERE TO FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents listed on page 12 of the prospectus.

                           MARKET FOR OUR COMMON STOCK

     On October 11, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $9.00 per share. Our common stock is listed on the Nasdaq National Market under the symbol "ARIA." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

     As of October 11, 2000, we had 27,105,279 shares of common stock outstanding.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is October 12, 2000.

                                TABLE OF CONTENTS

                                                                PAGE

PROSPECTUS SUPPLEMENT

         Plan of Distribution                                   S-1
         Use of Proceeds                                        S-2
         Where to Find More Information                         S-2
         Market for Our Common Stock                            S-2
         General                                                S-2

PROSPECTUS

         Prospectus Summary                                     1
         The Offering                                           2
         Risk Factors                                           3
         Forward-Looking Statements                             11
         Where to Find More Information                         11
         Incorporation of Documents by Reference                12
         Use of Proceeds                                        13
         Plan of Distribution                                   14
         Legal Matters                                          14
         Experts                                                14
         Indemnification                                        15

PROSPECTUS


                           ARIAD PHARMACEUTICALS, INC.


                        3,500,000 SHARES OF COMMON STOCK



        -      This prospectus will allow us to issue common stock over time.               THIS INVESTMENT INVOLVES
               This means:                                                                   A HIGH DEGREE OF RISK.

               - we will provide a prospectus supplement each time we issue             YOU SHOULD PURCHASE SHARES ONLY IF
                 common stock.                                                            YOU CAN AFFORD A COMPLETE LOSS.

               - the prospectus supplement will inform you about the specific
                 terms of that offering and also may add, update or change                     SEE "RISK FACTORS"
                 information contained in this document; and                                  BEGINNING ON PAGE 3.

               - you should read this document and any prospectus supplement carefully before you invest.

        - Our common stock trades on the Nasdaq National Market under the symbol "ARIA."

        - Our address is 26 Landsdowne Street, Cambridge, MA 02139, and our telephone number is (617) 494-0400.

         ON JUNE 22, 2000, THE CLOSING SALE PRICE OF ONE SHARE OF OUR COMMON STOCK AS QUOTED ON THE NASDAQ NATIONAL MARKET WAS $12.188.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 23, 2000

                                TABLE OF CONTENTS

                                                                     Page
         Prospectus Summary........................................    1
         The Offering..............................................    2
         Risk Factors..............................................    3
         Forward-Looking Statements................................   11
         Where to Find More Information............................   11
         Incorporation of Documents by Reference...................   12
         Use of Proceeds...........................................   13
         Plan of Distribution......................................   14
         Legal Matters.............................................   14
         Experts...................................................   14
         Indemnification...........................................   15

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

         "ARIAD," the ARIAD logo, ARGENT, RAPID, Rapalogs and Dimerizer Drugs are trademarks of ARIAD Pharmaceuticals, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders. The domain name and website address www.ariad.com, and all rights thereto, are registered in the name of and owned by ARIAD Pharmaceuticals, Inc. The information on our website is not intended to be a part of this prospectus.

                               PROSPECTUS SUMMARY

         You must also consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus.

                                   THE COMPANY

         We are a biopharmaceutical company focused on the discovery, development and commercialization of proprietary platform technologies and small-molecule therapeutic products based on gene regulation and signal transduction. Our core competencies in functional genomics, protein engineering and structure-based drug design allow us to capitalize on the wealth of genetic information being generated by government, academic and commercial laboratories. We apply this expertise to the development of proprietary technology platforms that allow manipulation of signal transduction, gene transcription, and protein secretion events using small-molecule drugs. We believe that our ability to control the activity of genes and proteins allows us to broadly apply discoveries in genomics to the development of innovative therapeutic products.

         Our major areas of technology and product development are based on our proprietary methods of intervention in cellular processes, including the activation of genes. In our regulated gene therapy program, we are developing products, regulated by small-molecule drugs, for turning on signal transduction, gene transcription, and protein secretion events. In our signal transduction inhibitor program, we are developing orally active small-molecule drugs to turn off specific signal transduction pathways that are critically involved in disease. We have 12 product candidates in various stages of research and development, including one preparing to enter Phase 2 clinical trials, two in preclinical development and nine in earlier stage research. These product candidates target large markets that are inadequately served by currently available therapies. We plan to develop some of our product candidates ourselves. In addition, we intend to commercialize our enabling platform technologies by licensing them to pharmaceutical and biotechnology companies for their research and product development programs.

         We were incorporated in Delaware in 1991. Our address is ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 494-0400.

                                  THE OFFERING

Common stock offered.....................     3,500,000 shares

Common stock to be outstanding
  after the offering.....................     29,554,683 shares

Use of proceeds..........................     We anticipate using the net proceeds from
                                              this offering to fund research, development
                                              and product manufacturing, to acquire or
                                              invest in businesses, products and
                                              technologies, to provide working capital and
                                              for general corporate purposes. See "Use of
                                              Proceeds."

Nasdaq National Market symbol............     ARIA


         The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of June 2, 2000 and excludes:

         - 3,432,796 shares of common stock reserved for issuance pursuant to outstanding stock options at a weighted average exercise price of $2.46 per share;

         - 899,708 shares available for issuance under our 1991 Stock Option Plan for Employees and Consultants and our 1994 Stock Option Plan for Non-Employee Directors; and

         - 413,959 shares available for issuance under our Employee Stock Purchase Plan.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to other information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our other SEC filings.

                         RISKS RELATING TO OUR BUSINESS

WE MAY NEVER SUCCEED IN DEVELOPING MARKETABLE DRUGS OR GENERATING PRODUCT REVENUES.

         We are an early stage company with no product revenues, and we may not succeed in producing pharmaceutical products for commercialization. We do not expect to have any products on the market for several years, if at all. Our main focus is primarily in conducting research to advance the complex and specialized technologies we are developing. We are exploring human diseases at the cellular level. We seek to discover which genes within cells malfunction to cause disease, which signals are triggered within cells during the disease process to cause these cells to respond abnormally, and which drugs can halt or reverse those activities within cells. We also seek to discover multiple regulated gene therapies and regulated cell therapies that can treat or prevent disease. As with all science, we face much trial and error, and we may fail at numerous stages along the way. If we are not successful in developing marketable products, we will not be profitable.

WE MAY BE UNABLE TO ACCESS VECTORS OR OTHER GENE TRANSFER TECHNOLOGIES THAT WE WILL NEED TO COMMERCIALIZE OUR GENE THERAPY PRODUCT CANDIDATES.

         We may not be able to access the vector technologies required to develop and commercialize our gene therapy product candidates. We do not own gene delivery technologies and are reliant on our ability to enter into license agreements with appropriate academic institutions and/or gene therapy companies that can provide us with rights to the necessary technology and components of gene delivery systems. The inability to reach an appropriate agreement with such an entity on reasonable commercial terms could delay or prevent the preclinical evaluation, clinical testing, and/or commercialization of our product candidates. Since many of our potential products are based on gene therapy, our inability to access gene transfer technology would have significant adverse effects on a large proportion of our product candidates. If we do not market our product candidates, we will never become profitable. In addition, the intellectual property landscape covering gene transfer technologies is currently uncertain and fragmented. Accordingly, if we select one partner as a source for selected intellectual property rights, we may find that we have not licensed sufficient rights to be able to commercialize our products, or we may be forced to acquire additional rights or discontinue marketing our product candidates unexpectedly.

WE HAVE INCURRED SIGNIFICANT LOSSES TO DATE AND MAY NEVER BE PROFITABLE.

         We have incurred significant operating losses in each year from our inception in 1991 through 1998 and have an accumulated deficit of approximately $78 million from our operations through March 31, 2000, after taking into account a one-time gain of approximately $46 million on the sale on December 31, 1999 of our 50% interest in the Hoechst-ARIAD Genomics Center, LLC. It is likely that significant operating losses will continue for the foreseeable future. We currently have no product revenues or commitments for future research revenues, may never be able to earn such revenue, and may never have profitable operations, even if we are able to commercialize any of our product candidates or enter into additional research agreements. If our losses continue and we are unable to successfully develop, commercialize, manufacture and market product candidates, we may never have product revenues or achieve profitability. Losses have resulted principally from costs incurred in research and development of product candidates and from general and administrative costs associated with our operations, including expenses related to the Hoechst-ARIAD Genomics Center.

INSUFFICIENT FUNDING MAY JEOPARDIZE OUR RESEARCH AND DEVELOPMENT PROGRAMS AND MAY PREVENT COMMERCIALIZATION OF OUR PRODUCTS AND TECHNOLOGIES, PARTICULARLY IF WE DO NOT ENTER INTO ANY ADDITIONAL COLLABORATIVE RESEARCH AGREEMENTS.

         All of our operating revenue to date has been generated through collaborative research agreements that have expired or been terminated. Accordingly, we may not be able to secure the significant funding which is required to maintain and continue each of our research and development programs at their current levels. We do not have any committed strategic alliance funding for the advancement of any of our programs. Although, we intend to seek additional funding from collaborations or public or private financings, these may not be available on terms acceptable to us, or at all. If we cannot secure adequate financing, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves.

BECAUSE WE DO NOT OWN ALL OF THE OUTSTANDING STOCK OF OUR SUBSIDIARY, ARIAD GENE THERAPEUTICS, INC., WE MAY NOT REALIZE ALL OF THE POTENTIAL FUTURE ECONOMIC BENEFIT FROM PRODUCTS DEVELOPED BASED ON TECHNOLOGY LICENSED TO OR OWNED BY OUR SUBSIDIARY.

         Our subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, holds licenses from Harvard University, Stanford University, and other universities relating to ARGENT, a key technology in our regulated gene therapy product development program. Minority stockholders, including Harvard University, Stanford University and certain former members of our management, currently own approximately 6% of the issued and outstanding capital stock of AGTI. Current members of our senior management and our Advisory Board also have the ability to acquire, through the exercise of outstanding stock options, an additional 16% of AGTI's capital stock. We do not currently have a license agreement with AGTI that provides us with rights to develop and commercialize products based on the licenses relating to ARGENT. In order to commercialize any product based on this technology, we will either license this technology on terms to be determined or commercialize these products directly through AGTI. The economic benefit to our stockholders from products we commercialize will be diluted by any royalties paid under a future license agreement, if any, with AGTI. The economic benefit to our stockholders from products, if any, AGTI may commercialize would be reduced in an amount related to the percentage owned by the minority stockholders of AGTI.

         Alternatively, we may acquire all of the interests of the minority stockholders in AGTI for cash, shares of our common stock or other securities of ours, if any. If we acquire these minority interests for either form of consideration, it will result in dilution to our stockholders. The economic value of the minority stockholders' interest is difficult to quantify in the absence of a public market, and the market price of our publicly-traded common stock may not accurately reflect its value. Accordingly, the market could change its perception of the value of this minority interest in our subsidiary at any time in reaction to our increased emphasis on these products, announcements regarding these products or for other reasons, any of which could result in a decline in our stock price. In addition, if we acquire the minority interest at a cost greater than the value attributed to them by the market, this also could result in a decline in our stock price. If we choose to acquire these interests through a short-form merger in which we do not solicit the consent of the minority stockholders of AGTI, we could become subject to an appraisal procedure, which would result in additional expense and diversion of management resources.

BECAUSE OUR MANAGEMENT BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF THE CAPITAL STOCK OF OUR SUBSIDIARY, AGTI, THERE MAY BE CONFLICTS OF INTEREST PRESENT IN DEALINGS BETWEEN ARIAD AND AGTI.

         Five members of our senior management team have the right to acquire up to 7.7% of the outstanding capital stock of AGTI. The same members of our management beneficially own 9.1% of our outstanding common stock. As a result, the market may perceive conflicts of interest to exist in dealings between AGTI and us. AGTI is the exclusive licensee of the ARGENT intellectual property from Harvard University and Stanford University and, in the event that we commercialize products based on ARGENT, we will have to negotiate the terms of a license agreement with AGTI or acquire all of the capital stock of AGTI. Because of the apparent conflicts of interest, the market may be more inclined to perceive the terms of any transaction between us and AGTI as being unfair to us. Any such perception could cause the market price of our common stock to decline.

WE HAVE NO EXPERIENCE IN MANUFACTURING ANY OF OUR PRODUCT CANDIDATES ON A COMMERCIAL BASIS, WHICH RAISES UNCERTAINTY AS TO OUR ABILITY TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

         We have no experience in, and currently lack the resources and capability to, manufacture any of our product candidates on a commercial basis. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products on a large scale, either directly or through third parties, at a competitive cost and in accordance with FDA and other regulatory requirements. We currently do not have the capacity to manufacture drugs in large quantities. We depend on third-party manufacturers or collaborative partners for the production of our product candidates for preclinical research and clinical trials and intend to use third-party manufacturers to produce any products we may eventually commercialize. If we are not able to obtain contract manufacturing on commercially reasonable terms, we may not be able to conduct or complete clinical trials or commercialize our product candidates, and we do not know whether we will be able to develop such capabilities.

IF WE ARE UNABLE TO ESTABLISH SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR TO ENTER INTO AGREEMENTS WITH THIRD PARTIES TO DO SO, WE MAY BE UNABLE TO SUCCESSFULLY MARKET AND SELL ANY PRODUCTS.

         We currently have no sales, marketing or distribution capabilities. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products we are able to begin to commercialize. If we are unable to effectively sell our products, our ability to generate revenues will be harmed. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

IF OUR PRODUCT CANDIDATES ARE NOT ACCEPTED BY PHYSICIANS AND INSURERS, WE WILL NOT BE SUCCESSFUL.

         Our success is dependent on acceptance of our product candidates. They may not achieve significant market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Failure to achieve significant market acceptance will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates. In the past, there has been concern regarding the potential safety and effectiveness of gene therapy products. Physicians and health care payors may conclude that any of our product candidates are not safe.

THE LOSS OF KEY MEMBERS OF OUR SCIENTIFIC AND MANAGEMENT STAFF COULD DELAY AND MAY PREVENT THE ACHIEVEMENT OF OUR RESEARCH, DEVELOPMENT AND BUSINESS OBJECTIVES.

         Our Chief Executive Officer, Harvey J. Berger, M.D., our Senior Vice President and Chief Scientific Officer, Manfred Wiegele, Ph.D., and our Senior Vice President, Drug Development, John D. Iuliucci, Ph.D., and other key officers and members of our scientific staff responsible for areas such as clinical development, drug discovery, cell biology and genetics, structure-based drug design and protein engineering are important to our specialized scientific business. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. The loss of, and failure to promptly replace, any one of this group could significantly delay and may prevent the achievement of our research, development and business objectives. While we have entered into employment agreements with all of our officers, they may not remain with us.

COMPETING TECHNOLOGIES MAY RENDER SOME OR ALL OF OUR PROGRAMS OR FUTURE PRODUCTS NONCOMPETITIVE OR OBSOLETE.

         Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, who have substantially greater capital, research and development capabilities and experience than us, are presently engaged in:

         -        developing products based on signal transduction,

         -        developing gene therapy products, and

         - conducting research and development programs for the treatment of all the disease areas in which we are focused.

         Some of these entities already have product candidates in clinical trials or in more advanced preclinical studies than we do. They may succeed in commercializing competitive products before us, which would give them a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. If we are unable to compete in our chosen markets, we will not become profitable.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPRIETARY RIGHTS.

         We and our licensors have pending patent applications covering biochemical and cellular tests useful in drug discovery, new chemical compounds discovered in our drug discovery programs, certain components, configurations and uses of our ARGENT and RAPID systems and methods and materials for conducting genomics research. These patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market them. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies and compositions that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

WE MAY BE UNABLE TO DEVELOP OR COMMERCIALIZE OUR PRODUCT CANDIDATES IF WE ARE UNABLE TO OBTAIN OR MAINTAIN CERTAIN LICENSES.

         We have entered into license agreements for some of our technologies, either directly or through AGTI. We are currently attempting to obtain additional licenses for technology useful to our regulated gene therapy program. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. We also use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Some of our programs, including our regulated gene therapy program, may require the use of multiple proprietary technologies, especially vectors and therapeutic genes. Obtaining licenses for these technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive.

         Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments, and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses where we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

IF WE DEVELOP A PRODUCT FOR COMMERCIAL USE, A SUBSEQUENT PRODUCT
LIABILITY-RELATED CLAIM OR RECALL COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products, and we may not be able to avoid significant product liability exposure. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities.

Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop.

                    RISKS RELATING TO GOVERNMENTAL APPROVALS

WE HAVE LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS, WHICH MAY CAUSE DELAYS IN COMMENCING AND COMPLETING CLINICAL TRIALS OF OUR PRODUCT CANDIDATES.

         Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in conducting the preclinical studies and clinical trials necessary to obtain regulatory approval. Consequently, we may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate these trials. If the clinical trials of our products fail, we will not be able to market our product candidates. Problems we may encounter include the chance that we may not be able to conduct clinical trials at preferred sites, obtain sufficient test subjects or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays. Our failure to adequately demonstrate the safety and effectiveness of a therapeutic drug under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business.

ADVERSE MEDICAL EVENTS AND/OR A HOSTILE REGULATORY AND POLITICAL ENVIRONMENT COULD DELAY OR PREVENT THE COMMERCIALIZATION OF OUR GENE THERAPY PRODUCT CANDIDATES.

         The recent death of a patient in a clinical trial of adenovirus-mediated gene therapy has heightened awareness of the potential risks associated with early-stage clinical evaluation of gene therapies. In addition, several deaths in other gene therapy clinical trials have recently been publicized. While not apparently caused by the gene transfer procedure, these deaths were not promptly reported to the FDA. As a result of these events, the field of gene therapy has come under greater scrutiny from regulatory authorities, politicians and the public at large. The FDA has halted all clinical trials of gene therapy at the University of Pennsylvania, and U.S. Senate hearings have been held to examine the broader questions of the safety and ethics of gene therapy. Although we do not anticipate using adenoviral vectors in our product candidates, the new environment of greater scrutiny for gene therapy may significantly delay the development of our gene therapy product candidates. We may be required to conduct more extensive preclinical testing in order to perform clinical trials on our product candidates. Regulatory approval of our gene therapy product candidates may require more extensive clinical studies than anticipated, which could delay commercialization of our gene therapy product candidates. Further adverse events in gene therapy trials and/or decisions of regulatory and other governmental agencies could result in a moratorium or even termination of all clinical studies on gene therapy at some or all medical centers in the United States or other countries. Such events could seriously jeopardize the development and commercialization of our gene therapy product candidates. In addition, should our product candidates be approved for marketing, adverse public perception of the gene therapy field may limit our ability successfully to market any gene therapy products.


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
WE MAY NOT BE ABLE TO OBTAIN GOVERNMENT REGULATORY APPROVAL FOR OUR PRODUCT CANDIDATES PRIOR TO MARKETING.

         To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in the United States or elsewhere. Any product candidate ready for commercialization would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any products we develop or even if approval is obtained, the labeling for such products may be required to bear limitations that could materially impact the marketability and profitability of the product involved. We have no history of conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective under its recommended conditions of use, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Furthermore, the regulatory requirements governing our potential products are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven useful, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews. Although we have been granted orphan drug designation by the FDA for AP1903, the small-molecule drug used in our graft-versus-host disease, or GvHD, cell therapy product candidate, this designation may be challenged by others or may prove to be of no practical benefit.

WE WILL NOT BE ABLE TO SELL OUR PRODUCT CANDIDATES, IF WE OR OUR THIRD-PARTY MANUFACTURERS FAIL TO COMPLY WITH FDA MANUFACTURING REGULATIONS.

         Before we can begin to commercially manufacture our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and process. In addition, manufacture of our product candidates must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP. The cGMP requirements govern, among other things, quality control and documentation policies and procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with cGMP requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

EVEN IF WE BRING PRODUCTS TO MARKET, WE MAY BE UNABLE TO EFFECTIVELY PRICE OUR PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT FOR SALES OF OUR PRODUCTS, WHICH WOULD PREVENT OUR PRODUCTS FROM BECOMING PROFITABLE.

         If we succeed in bringing our product candidates to the market, they may not be considered cost-effective, and reimbursement to the consumer may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of

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
pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.


                       RISKS RELATING TO OUR COMMON STOCK

RESULTS OF OUR OPERATIONS AND GENERAL MARKET CONDITIONS FOR BIOTECHNOLOGY STOCKS COULD RESULT IN THE SUDDEN CHANGE IN THE VALUE OF OUR STOCK.

         As a biopharmaceutical company, we have experienced significant volatility in our common stock. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price. During 1999, our stock price ranged from a high of $4.25 to a low of $0.50, and from January 1, 2000 to June 2, 2000 our stock price has ranged from a high of $48.50 to a low of $2.81. Factors contributing to such volatility include:

         -        results of preclinical studies and clinical trials,

         - evidence of the safety or effectiveness of pharmaceutical products,

         -        announcements of new collaborations,

         -        failure to enter into collaborations,

         -        our funding requirements,

         - announcements of technological innovations or new therapeutic products,

         -        governmental regulation, including gene therapy oversight,

         -        healthcare legislation,

         - developments in patent or other proprietary rights, including litigation,

         - general market trends for the biotechnology industry and related high technology industries, and

         - the impact of changing interest rates and policies of the Federal Reserve.

         On March 14, 2000, the market price of the stock of many genomics-related biotechnology companies declined in response to a joint statement by President Clinton of the United States and Prime Minister Blair of the United Kingdom on the need for broad availability of raw human sequence data from the human genome project. These companies included many companies, such as ours, whose fundamental businesses and product development efforts do not involve generation or sale of large amounts of gene sequence data, but rather the development of technology and products that make use of a company's proprietary knowledge of the role of specific gene sequences in human health or other commercial application. Although the stock of many of these companies subsequently rebounded after the market apparently realized that these companies were not dependent on the patentability of raw gene sequencing data, similar announcements or developments in the future could have similar disproportionate effects on our stock price.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements under the captions "Prospectus Summary," "Risk Factors" and "Use of Proceeds" and elsewhere in this prospectus are "forward-looking statements" concerning our operations, economic performance and financial condition. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and within the meaning of Section 21E of the Securities Exchange Act of 1934, are included, for example, in the discussions about:

         -        our strategy;

         -        sufficiency of our cash resources;

         -        revenues from existing and new collaborations;

         -        product development;

         -        our research and development and other expenses; and

         -        our operational and legal risks.

         These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied in those statements. Factors that could cause these differences include, but are not limited to, those discussed under "Risk Factors."


                         WHERE TO FIND MORE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, Seven World Trade Center, 13th floor, New York, New York 10048 and at Northwest Atrium Center, 500 W Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of our shares of common stock. The documents we are incorporating by reference are:

         - Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 28, 2000;

         - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 11, 2000;

         - Amendment to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000, filed on May 11, 2000;

         - Current Report on Form 8-K dated December 31, 1999, filed on January 18, 2000;

         - Current Report on Form 8-K dated January 14, 2000, filed on January 18, 2000;

         - Current Report on Form 8-K dated March 27, 2000, filed on April 4, 2000;

         -        Current Report on Form 8-K dated June 19, 2000, filed on June
                  19, 2000;

         - Form 15 Certification and Notice of Termination of Registration or Suspension of Duty to File Reports, filed on June 19, 2000; and

         - The description of the common stock contained in our Registration Statement on Form 10 filed with the SEC on June 25, 1993, including any amendments or reports filed for the purpose of updating such description.

         Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any information that was incorporated by reference in the prospectus (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the prospectus). We will also provide upon request, without charge to each person to whom a copy of this prospectus has been delivered, a copy of all documents filed by us from time to time with the SEC pursuant to the Securities Exchange Act of 1934. Requests for copies should be directed to:

                                 Jay R. LaMarche
                                 Executive Vice President
                                 and Chief Financial Officer
                                 ARIAD Pharmaceuticals, Inc.
                                 26 Landsdowne Street
                                 Cambridge, MA  02139-4234
                                 (617) 494-0400

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                                 USE OF PROCEEDS

         We cannot guarantee that we will receive any proceeds in connection with this offering.

         We intend to use the net proceeds of this offering, if any, to fund research, development and product manufacturing, to provide working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although no acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

         The principal purposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

         Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs until at least the end of the year 2001.

                              PLAN OF DISTRIBUTION

         We may offer the common stock:

         -   directly to purchasers;

         -   to or through underwriters;

         -   through dealers, agents or institutional investors; or

         -   through a combination of such methods.

         Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

         - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

         - the material terms of the distribution, including the number of shares sold and the consideration paid;

         - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

         - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

         - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.


                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered in this prospectus is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and certain members of their families and trusts for their benefit own an aggregate of approximately 4,000 shares of our common stock.


                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle relating to start-up activities, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         Our Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of our directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize us to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of ours arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of ours pursuant to our Certificate of Incorporation, as amended, our By-laws, as amended, and the Delaware General Corporation Law, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

COMMISSION POLICY

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.